March 13, 2000

Roger A. Cooke

1910 S. W. Myrtle St.

Portland, OR 97201

Dear Roger:

It is my pleasure to extend an offer of employment to you to join Precision Castparts Corp. (PCC) as our Vice President—Regulatory and Legal Affairs, based in Portland, Oregon. In this capacity, you will serve as an officer of the corporation and report directly to me. Your appointment as a Corporate officer will be submitted to the Board of Directors for approval at the regular meeting scheduled for May 17, 2000. The primary duties and responsibilities are as we discussed. Listed below are details of the offer:

COMPENSATION

Your initial base salary will be $22,666.67 per month. Future adjustments to your base salary will be reviewed annually in January of each year. You will be eligible to participate in the Company’s corporate bonus program with a targeted payout of 75% of your base compensation.

STOCK OPTIONS

In your new position with the Company, you are eligible for annual stock option grants in accordance with the Company’s 1994 Stock Incentive Plan. Your initial grant will be 40,000 shares. The grant price of these shares will be the closing price on the NYSE as of the first day of employment. Future option grants are approved annually by the Board of Directors at the November Board meeting.

BENEFITS

You are eligible to participate in PCC’s standard medical and disability programs. You are also eligible to participate in the Company’s retirement plan, executive deferred compensation plan, supplemental executive life insurance plan, 401(k) program (with Company match) and employee stock purchase plan in accordance with the terms of those plans. In addition, you will be eligible for retirement benefits under a modified form of the Company’s Supplemental Executive Retirement Plan (SERP)—Level One. The modified plan would provide a target percentage of 30% after five years of service (versus 10 years under the current plan) and would continue to accrue benefits at a uniform rare until a

Roger A. Cooke

March 13, 2000

target percentage of 39.5% is attained at age 65, which is the same target that would be attained under the current plan. Accruals after age 65 would continue at the same rate expressed in the current plan. A copy of the current plan and the actuarial analysis for the enhanced SERP benefit is attached for your review.

You will be eligible each year for four weeks vacation, 10 holidays and 12 days for sick leave/personal time off. You will also be eligible for company-paid personal financial planning and tax return preparation, and severance benefits under a Change of Control Agreement provided to key employees of the Company.

OTHER

It is understood that your employment with PCC is on an “at will” basis. This means that there is not a guarantee of employment for any specific length of time and both you and/or PCC have the right to terminate the employment relationship at any time.

Roger, we are confident that PCC can offer you the challenges you are seeking. On behalf of Bill Larsson and myself, we are excited at the opportunity of you joining the Company as soon as possible. Also, as we previously discussed, I would be delighted if you could attend our FY2001 budget reviews the week of March 27. A copy of the schedule is attached.

Sincerely,

/s/ William C. McCormick
William C. McCormick
Chairman and Chief Executive Officer

Accepted:	/s/ Roger A. Cooke	March 20, 2000
	Roger A. Cooke	Date

Attachment

Precision Castparts Corp.

Supplemental Executive Retirement Plan

Benefit Projection Analysis

Date	Age	Estimated Final Average Pay	Target Percentage	Front-End Target	Estimated Vested SERP at 65	Estimated Retirement Benefit Payable Immediately
04/01/00	51.81		0.0%	0.00	0	0
04/01/01	52.80	476,000	6.00%	28,560	0	0
04/01/02	53.80	487,900	12.00%	58,548	0	0
04/01/03	54.80	500,197	18.00%	90,035	0	0
04/01/04	55.81	525,207	24.00%	126,050	0	0

04/01/05	56.80	551,467	30.00%	165,440	122,243	62,135
04/01/06	57.80	579,040	31.16%	180,448	132,073	75,051
04/01/07	58.80	607,992	32.33%	196,543	142,612	89,591
04/01/08	59.81	638,392	33.49%	213,796	154,342	106,239
04/01/09	60.80	670,311	34.65%	232,283	166,897	124,888

04/01/10	61.80	703,827	35.82%	252,085	180,546	145,927
04/01/11	62.80	739,018	36.98%	273,286	195,373	169,626
04/01/12	63.81	775,969	38.14%	295,977	211,471	196,316
04/01/13	64.80	814,768	39.31%	320,253	228,334	225,661
06/11/13	65.00	814,768	39.50%	321,833	228,734	228,725

Actuarial Assumptions

Salary Scale: 5.00%

2000 Salary Rate: $272,000

Bonus Percentage Rate: 75%